Exhibit 10.29

Equity Transfer Arrangement Agreement

Pursuant to the Acquisition Agreement dated as of July 27, 2004 by and between AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”) and Lenovo Group Limited, a Hong Kong corporation (“LGL”) (the “Acquisition Agreement”), and as supplemented and amended by Supplement and Amendment No. 1 to Acquisition Agreement, dated as of October 1, 2004, by and between AsiaInfo and LGL (the “Supplement”; the Acquisition Agreement, as supplemented and amended by the Supplement, shall be referred to herein as the “Amended Acquisition Agreement”), this Equity Transfer Arrangement Agreement (this “Agreement”) is executed by and among the parties listed below as of December 2, 2004 in Beijing. In the event of any inconsistencies between the Amended Acquisition Agreement and this Agreement, the provisions of the Amended Acquisition Agreement shall prevail.

Party A:	Lenovo-AsiaInfo Technologies, Inc., a limited liability company organized and existing under the laws of the People’s Republic of China (“China” or “PRC”), with its address at Room 301-310, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC;

Party B:	Legend Holdings Limited, a limited liability company organized and existing under the laws of China, with its address at 10th Floor, Tower A, Rongke Information Center, No. 2 Academy of Sciences Southern Road, Haidian District, Beijing, China; and

Party C:	Lenovo Security Technologies (Beijing), Inc., a limited liability company organized and existing under the laws of China, with its address at Room 801-810, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China.

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party”, and, collectively, the “Parties”.

Whereas:

1.	Party C is a limited liability company organized and existing under the laws of China, and the scope of its business is (1) research, development, production and sale of computer security technology and equipment; (2) system testing and evaluation service, hardware and software for computer security; (3) evaluation service for security of computer network system; consulting service for security of computer network; and (4) security service related software development, system integration, operation contracting and technical training.

2.	Party A and Party B executed a Loan Agreement on October 19, 2004 (the “Loan Agreement”) by which Party A provided to Party B a loan to be used solely to fund its contribution to the registered capital of Party C.

3.	Party B holds 51% of the equity interest in Party C (the “Equity Interest”).

4.	Party A and Party B executed a Share Pledge Agreement dated the date hereof (the “Share Pledge Agreement”) by which Party B pledges the Equity Interest to Party A, in order to guarantee Party C’s performance of its obligations under an Exclusive Business Cooperation Agreement executed by and between Party C and Party A as of the date hereof (the “Exclusive Business Cooperation Agreement”).

5.	Party B agrees to transfer the Equity Interest to Party A, or an Affiliate (as defined in the Amended Acquisition Agreement) of Party A, subject to the terms and conditions set forth in this Agreement.

Now therefore, upon mutual discussions and negotiations, the Parties have reached the following agreements:

1.	Transfer of the Equity Interest

1.1	Transfer Arrangement

Subject to the terms and conditions hereof, the Parties hereby irrevocably agree that Party A, or an Affiliate of Party A, shall have the right and the obligation to purchase, and Party B shall have the right and the obligation to sell, all of the Equity Interest of Party C in consideration of the cancellation by Party A of all outstanding loans made to Party B under the Loan Agreement (the “Purchase Price”). For the avoidance of doubt, outstanding loans under the Loan Agreement shall only be repaid by Party B by means of the transfer of the Equity Interest from Party B to Party A. For the purpose of effecting the transfer of the Equity Interest, Party A and Party B further agree that they shall cooperate to work out a transaction pattern that is practicable and in compliance with the relevant PRC laws and regulations then in effect. In the event that any Governmental Authority determines that the Purchase Price set forth in this Agreement is insufficient, Party B shall refund the difference between the Purchase Price and the amount of the consideration paid by Party A to acquire the Equity Interest. Any related tax liabilities shall be born equally by the Parties. Except for Party A or Affiliates of Party A, no other person shall be entitled to the right to purchase the Equity Interest or other rights with respect to the Equity Interest. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2	Timing of Transfer

The transfer of the Equity Interest contemplated under Section 1.1 shall occur as promptly as practicable after the earlier of (1) October 19, 2011, (2) the occurrence of an LWY Event of Default (as defined in the Amended Acquisition Agreement) and (3) 60 days following the date of the Notice (defined as below).

1.3	Procedures for Transfer

1.3.1	At any time prior to October 19, 2011, Party A or an Affiliate of Party A shall have the right to purchase the Equity Interest without the consent of Party B or Party C; provided, however, that Party A or an Affiliate of Party A shall send a 60 days prior written notice to Party B and Party C of its intent to purchase the Equity Interest (the “Notice”) setting forth the date of the closing of such transfer (the “Transfer Date”).

1.3.2	In the event that Party A enforces the pledge as described in accordance with the Share Pledge Agreement, Party B shall be deemed to have transferred the Equity Interest to Party A, and shall be exempted from its obligations to transfer the Equity Interest under this Agreement. Any outstanding loans under the Loan Agreement shall also be deemed to have been fully repaid by Party B to Party A.

1.4	The Arrangement for the Transition Period

1.4.1	During the period from the date of this Agreement until the Transfer Date (the “Transition Period”), all of the profit and interest of Party B by virtue of holding any of the Equity Interest shall belong to Party A, and Party C shall not distribute any such profit or make any other payments to Party B. Further, any risk arising from or in connection with the Equity Interest shall be assumed by Party A. The Parties agree that Party A is entitled to consolidate the results of operation of Party C without any provision for minority interest under U.S. GAAP and Party B shall not consolidate the results of operation of Party C under PRC GAAP.

1.4.2	During the Transition Period, Party A shall provide Party C with all necessary funds for Party C to carry on its ordinary business.

1.4.3	During the Transition Period, a fixed fee of RMB100,000 per annum (the “Fixed Fee”) shall be accrued at the end of each anniversary following October 19, 2004 and shall be payable by Party A to Party B on the Transfer Date.

1.4.4	Party B shall, within 60 days following the Transfer Date, repay Party A any Fixed Fee Party B has received from Party A in accordance with this Agreement.

1.4.5	Party B shall execute a power of attorney (the “Power of Attorney”) as of the date hereof appointing Party A or any other person or entity designated by Party A as its exclusive agent and attorney to act on its behalf with respect to all matters concerning its shareholdings in Party C. In case there is any discrepancy between the Power of Attorney and this Agreement, this Agreement shall prevail.

1.4.6	During the Transition Period, Party B shall comply with Section 4.2 and Section 5.3 in the Supplement, exclusively authorize Lenovo Computer System and Technology Service Limited (“LCSTSL”) or Party C to operate the Security Services Business (as defined in the Amended Acquisition Agreement) and execute contracts related thereto on Party B’s behalf, and provide all requested documentation evidencing LCSTSL’s or Party C’s authorization and qualification to engage in the Security Services Business.

1.5	Transfer of the Equity Interest

Subject to Section 1.3, when Party A or an Affiliate of Party A issues the Notice,

1.5.1	Party B shall request that Party C promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving Party B’s transfer of the Equity Interest to Party A or an Affiliate of Party A;

1.5.2	Party B shall execute a share transfer contract (the “Share Transfer Contract”) with respect to the transfer of the Equity Interest to Party A or an Affiliate of Party A in accordance with the provisions of this Agreement and the Notice regarding the Equity Interest;

1.5.3	The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions, to transfer valid ownership of the Equity Interest to Party A or an Affiliate of Party A, unencumbered by any security interest, and cause Party A or an Affiliate of Party A to become the registered owner of the Equity Interest. For the purpose of this section and this Agreement,

“security interest” shall include security, mortgages, third party’s rights or interests, any stock option, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and Share Pledge Agreement.

2.	Covenants regarding the Equity Interest

2.1	Covenants regarding Party C

Party B (as a shareholder of Party C) and Party C hereby covenant as follows:

2.1.1	They shall not in any manner supplement, change or amend the articles and bylaws of Party C, increase or decrease its registered capital, or change the structure of registered capital of Party C without Party A’s prior written consent;

2.1.2	They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

2.1.3	They shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow the encumbrance thereon of any security interest;

2.1.4	They shall not incur, assume, guarantee or suffer the existence of any debt, except for (1) debts incurred in the ordinary course of business other than through borrowing loans; and (2) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.5	They shall operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action or omission that may affect Party C’s operating status and asset value;

2.1.6	They shall not cause Party C to provide any person with any loan or credit;

2.1.7	Party C shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

2.1.8	Only after obtaining the prior written consent of Party A and Party B, Party C may merge, consolidate with, acquire or invest in any person;

2.1.9	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue;

2.1.10	To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.11	They shall ensure that Party C shall not in any manner distribute dividends to its shareholders;

2.1.12	At the request of Party A or an Affiliate of Party A, they shall appoint any persons designated by Party A or an Affiliate of Party A as directors of Party C; and

2.1.13	Party C covenants to cease to use the name “ ”, “Lenovo” or “Legend” as part of the company name upon the transfer of the Equity Interest to Party A or an Affiliate of Party A except as otherwise provided in the Trademark License Agreement by and between AsiaInfo Holdings, Inc. and Lenovo Group Limited as of October 19, 2004 (hereinafter, the “Trademark License Agreement”).

2.2	Covenants of Party B

2.2.1	Party B hereby covenants as follows:

2.2.1.1	To use its best efforts to assist Party C to legally engage in the Security Services Business (as defined in the Amended Acquisition Agreement), the Government Application Services Business (as defined in the Amended Acquisition Agreement) or the IT System Operation Services Business (as defined in the Amended Acquisition Agreement), provided that Party C shall only engage in the Government Application Services Business and the IT System Operation Services Business to the extent the operation of such business requires any of the Security Business Permits (as defined in the Amended Acquisition Agreement) held by Party C, or to the extent PRC law or regulation requires that such business be operated by a domestic PRC company;

2.2.1.2	Party B shall accept the Loan (as defined in the Loan Agreement) provided by Party A, and shall use the Loan solely to fund its contribution to the registered capital of Party C. Upon such contribution, Party B shall own the Equity Interest. Party B agrees to secure registration of Party C within 10 working days after receiving the Loan, and provide Party A with copies of the registration documents, business licenses, and articles of association. Without Party A’s prior written consent, Party B shall not use the Loan for any purpose other than as set forth herein, nor shall Party B transfer or mortgage the Equity Interest or other interests in Party C to any third party. Party C shall provide Party A with the business license and a capital contribution verification report regarding paid-in capital contributions from a qualified accounting firm;

2.2.1.3	Party B shall abide by the provisions of this Agreement, the Power of Attorney, and the Share Pledge Agreement, perform its obligations under this Agreement, the Power of Attorney and the Share Pledge Agreement and refrain from any action or omission that may affect the effectiveness and enforceability of this Agreement, the Power of Attorney, or the Share Pledge Agreement;

2.2.1.4	Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or otherwise dispose of any legal or beneficial interest in the Equity Interest, or allow the encumbrance thereon of any security interest, except for the pledge placed on the Equity Interest in accordance with the Share Pledge Agreement;

2.2.1.5	Party B shall cause the shareholders or directors of Party C not to approve the sale, transfer, mortgage or disposition in any other manner any legal or beneficial interest in the equity interest in Party C held by Party B, or allow the encumbrance thereon of any security interest, without the prior written consent of Party A, except for the pledge placed on the Equity Interest in accordance with the Share Pledge Agreement;

2.2.1.6	Party B shall cause the shareholders or the directors of Party C to approve the merger or consolidation with any person, or the acquisition of or investment in any person only after obtaining the prior written consent of Party A;

2.2.1.7	Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interest in Party C held by Party B;

2.2.1.8	Party B shall cause the shareholders or the directors of Party C to vote their approval of the transfer of the Equity Interest as set forth in this Agreement and to take any and all other actions that may be requested by Party A relating thereto;

2.2.1.9	To the extent necessary to maintain Party B’s ownership interest in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise all necessary and appropriate defenses against all claims;

2.2.1.10	Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action or omission that may affect the effectiveness and enforceability thereof. To the extent that Party B has any remaining rights with respect to the Equity Interest subject to this Agreement hereunder or under the Share Pledge Agreement or under the Power of Attorney, Party B shall not exercise any such rights except in accordance with the written instructions of Party A.

2.2.2	As a shareholder of Party C, Party B covenants that during the term of this Agreement, Party B shall cause Party C:

2.2.2.1	to execute the Exclusive Business Cooperation Agreement with Party A (or a person designated by Party A), under which Party A (or such person designated by Party A), as an exclusive services provider, will provide Party C with technical service and business consulting services, and to complete all the related governmental approvals, registrations or fillings (as applicable);

2.2.2.2	to strictly abide by the provisions of the Exclusive Business Cooperation Agreement, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Business Cooperation Agreement;

2.2.2.3	at the request of Party A, to execute contracts and/or agreements on business cooperation with Party A (or a legal or natural person designated by Party A, who shall be qualified under relevant laws and regulations), and to strictly abide by such contracts or agreements;

2.2.2.4	to operate its business in the ordinary course and to maintain the value of its assets;

2.2.2.5	without the prior written consent of Party A, refrain from any action or omission that may have a material impact on the assets, business and liabilities of Party C.

2.3	Covenants of Party A

During the Transition Period, Party A (as the actual operator of Party C) hereby covenants as follows:

2.3.1	Party A shall cause Party C to provide Party B with quarterly financial statements within 45 days from the end of each quarter and an audited annual financial statements within 120 days following the end of each fiscal year of Party C.

2.3.2	Party A shall ensure that during the term of this Agreement, Party C shall only engage in the Security Services Business (as defined in the Amended Acquisition Agreement), the Government Application Services Business (as defined in the Amended Acquisition Agreement) and the IT System Operation Services Business (as defined in the Amended Acquisition Agreement), provided that Party C shall only engage in the Government Application Services Business and the IT System Operation Services Business to the extent the operation of such business requires any of the Security Business Permits (as defined in the Amended Acquisition Agreement) held by Party C, or to the extent PRC law or regulation requires that such business be operated by a domestic PRC company.

2.3.3	During the Transition Period, without prior consent of Party B (which consent shall not be unreasonably withheld), Party A shall ensure that Party C shall not conduct the following activities:

2.3.3.1	to adopt, supplement, change or amend the articles and bylaws of Party C, increase or decrease its registered capital, or otherwise change the structure of registered capital of Party C;

2.3.3.2	to sell, transfer, mortgage or dispose of in any manner any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow the encumbrance thereon of any security interest, except for the pledge placed on the Equity Interest in accordance with the Share Pledge Agreement;

2.3.3.3	to execute any loan agreement for an aggregate amount in excess of one million US Dollars (US$1,000,000.00) within any given fiscal year with any bank or any other financial institutions, or to provide any security (including guarantee, pledge or mortgage) for the interest of any other entities;

2.3.3.4	to change the business scope of Party C;

2.3.3.5	to change the name of Party C; or

2.3.3.6	to make any investment (provided, that, the establishment of a branch or office of Party C shall not be prohibited by this provision to the extent that if branch or office of Party C is only engage in the Security Services Business (as defined in the Amended Acquisition Agreement), the Government Application Services Business (as defined in the Amended Acquisition Agreement) and the IT System Operation Services Business (as defined in the Amended Acquisition Agreement)).

2.3.4	Party A shall ensure that Party C is operated in compliance with PRC laws and regulations and the articles of association of Party C, and shall ensure that Party C shall not conduct any illegal matters.

2.3.5	Upon the transfer of the Equity Interest from Party B to Party A, Party A shall promptly cause Party C to cease to use the name “ ”, “Lenovo” or “Legend” as a part of its corporate name except as otherwise provided in the Trademark License Agreement.

2.3.6	As applicable, Party A shall cause Party C to abide by its obligations and covenants under this Agreement.

3.	Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and as of the date of transfer of the Equity Interest, that:

3.1	They have the authority to execute and deliver this Agreement and the Share Transfer Contract to which they are a party concerning the Equity Interest to be transferred thereunder, and to perform their obligations under this Agreement and the Share Transfer Contract. Party B and Party C agree to enter into the Share Transfer Contract consistent with the terms of this Agreement upon the transfer of the Equity Interest. This Agreement shall, and the Share Transfer Contract upon execution by them constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2	The execution and delivery of this Agreement or the Share Transfer Contract and the obligations under this Agreement or the Share Transfer Contract shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles, bylaws or other organizational documents of Party C; or (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them;

3.3	Party B has good and merchantable title to the Equity Interest. Except for the Share Pledge Agreement, Party B has not created any security interest on the Equity Interest;

3.4	Party C has good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.5	Party C has complied with all laws and regulations of China applicable to asset acquisitions;

3.6	There are no pending or threatened litigation, arbitration or administrative proceedings relating to the Equity Interest, or the assets of Party C or Party C.

4.	Effective Date

This Agreement shall become effective as of the date hereof, and shall remain effective until the date on which all of the Equity Interest have been acquired by Party A in accordance with this Agreement.

5.	Liability for Breach

5.1	In the event a Party breaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, such Party shall be liable for such breach and shall indemnify the other Parties for all damages (including litigation fee and attorneys fees) resulting therefrom. In the event that more than one Party breach this Agreement, each Party shall be liable for its breach. The non-breaching party shall be entitled to seek any remedy provided by this Agreement and available at law.

5.2	In the event that Party A fails to acquire all of the Equity Interest and finish all procedures for the acquisition of the Equity Interest on or prior to December 19, 2011, Party B shall be deemed to have repaid all outstanding loans owed to Party A under the Loan Agreement and petition for the court to enforce the transfer of the Equity Interest or to liquidate Party C or to transfer the Equity Interest to any other entity, provided that any proceeds from the liquidation or the transfer of the Equity Interest shall belong to Party A; Party A shall cause any other shareholders of Party C to produce the relevant documentation in the collaboration with Party B in such actions.

6.	Governing Laws and Resolution of Disputes

6.1	Governing laws

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

6.2	Methods of Resolution of Disputes

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration at the Hong Kong International Arbitration Center (“HKIAC”) under the UNCITRAL Arbitration Rule. For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each of Party A and Party B shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the HKIAC upon application made to it for such purpose. The language used in such arbitration shall be English, and the place of arbitration shall be in Hong Kong at HKIAC. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including any additions to the UNCITRAL Arbitration Rules as are therein contained. The decision by the Board of Arbitration shall be final and binding on the parties.

7.	Taxes and Fees

7.1	The Parties agree to cooperate in good faith to effectuate the transfer of all of the Equity Interest to Party A or an Affiliate of Party A in a manner that would minimize their respective tax liabilities arising from such transfer.

7.2	Party A and Party B agree that any income or withholding tax related to or imposed as a result of the transfer by Party B of the Equity Interest to Party A or an Affiliate of Party A shall be borne equally by Party A and Party B.

8.	Notices

8.1	All notices and other communications required or permitted to be given by a Party to the other Parties pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of the other party set forth below. A confirmation copy of each notice shall also be sent by e-mail to such other Party. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

8.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified in such notices.

8.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

8.2	For the purpose of giving notices, the contact details of the Parties are as follows:

Party A:	4/F Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Yu Dong
Phone: +86-10-6250 1658
Facsimile: +86-10-6250 1665
E-mail: dongyu@asiainfo.com

Party B:	10th Floor, Tower A, Rongke Information Center, No. 2 Academy of Sciences Southern Road, Haidian District, Beijing, China
Attn: Hu Jingshan
Phone: +86-10-6250 9440
Facsimile: +86-10-6250 9165
E-mail: hujs@legendholdings.com.cn

Party C:	Room 801-810, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Yu Dong
Phone: +86-10-6250 1638
Facsimile: +86-10-6250 1668
E-mail: dongyu@asiainfo.com

8.3	Any party may at any time change its contact details for notices by delivering a notice to the other parties setting forth its new contact details in accordance with the terms hereof.

9.	The Duty to Maintain Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by any staff members or agent hired by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for such breach under this Agreement. This section shall survive the termination of this Agreement for any reason.

10.	Further Warranties

10.1	The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.2	The parties understand, acknowledge and agree that the performance of this Agreement shall comply with the related laws and regulations of the PRC. If Party B is unable to perform its obligations under this Agreement in part or in whole as a result of such laws and regulations, Party B shall not be deemed to be in breach of this Agreement, under such circumstance, the Parties agree to cooperate in good faith to cure such non-performance in a manner that is compliant with such laws and regulations.

11.	Miscellaneous

11.1	Amendments, changes and supplements

Any amendments, changes and supplements to this Agreement shall require the execution of a written agreement by all of the Parties.

11.2	Entire contract

Except for amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4	Languages

This Agreement is written in both Chinese and English language. The Parties hereto shall execute three originals of this Agreement, one for each Party, and each original shall have equal legal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

11.5	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.6	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

11.7	Survival

11.7.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2	The provisions of Articles 6, 8, 9 and this Section 11.7 shall survive the termination of this Agreement.

11.8 Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Party A: Lenovo-AsiaInfo Technologies, Inc.

Representative:	/s/ Yu Bing
Name:	Yu Bing
Title:	President and Chief Executive Officer

Party B: Legend Holdings Limited

Representative:	/s/ Tang Xudong
Name:	Tang Xudong
Title:	Vice President

Party C: Lenovo Security Technologies (Beijing), Inc.

Representative:	/s/ Yu Bing
Name:	Yu Bing
Title:	Legal Representative